Exhibit 99.1

Contact:
	Brian Gill	Tim Smith
	Vice President	Director
	Corporate Communications	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9530	(908) 673-9951
CELGENE PRICES $1.25 BILLION OF SENIOR UNSECURED NOTES
— Transaction Highlights Lowest Five Year Corporate Coupon and Second Lowest Ten Year
Corporate Coupon on Record for a BBB Issuer
SUMMIT, NJ — (October 5, 2010) — Celgene Corporation (NASDAQ: CELG) today announced the successful pricing of three series of senior unsecured notes for an aggregate principal amount of $1.25 billion. Of these notes, $500 million will mature in October 2015 and will bear interest at an annual rate of 2.45%, $500 million will mature in October 2020 and will bear interest at an annual rate of 3.95%, and $250 million will mature in October 2040 and will bear interest at an annual rate of 5.70%. The 2.45% notes due October 2015, the 3.95% notes due October 2020, and the 5.70% notes due October 2040 were priced to yield 2.481%, 3.981%, and 5.713%, respectively.
Celgene expects to use the net proceeds from the offering for general corporate purposes, which may include, without limitation, further development of Celgene’s clinical and preclinical programs, expansion of Celgene’s international operations, capital expenditures, strategic transactions and to meet working capital needs. The offering is expected to close on October 7, 2010.
Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint book-running managers. A copy of the prospectus supplement and the accompanying base prospectus, which is filed as part of Celgene’s effective shelf registration statement on Form S-3 (File No. 333-169731), may be obtained from any of the joint book-running managers.
An electronic copy of the prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.
The notes are being offered pursuant to an effective registration statement on Form S-3 (File No. 333-169731) that Celgene previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of these notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction. The offering of the notes will be made only by means of a prospectus supplement and the accompanying base prospectus, which is filed as part of Celgene’s effective shelf registration statement on Form S-3 (File No. 333-169731).

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.
     This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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